UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2012

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 7, 2012, MEI Pharma, Inc., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with S*Bio Pte Ltd., a Singapore private limited company (“S* Bio”, and, collectively with the Company, the “Parties”), pursuant to which the Company has agreed to acquire from S*Bio all of its right, title and interest in, and assume certain liabilities relating to, certain intellectual property and other assets related to compounds SB939, SB1304, SB1354 and SB1502 (the “Acquired Compounds”), which are intended to inhibit histone deacetylase (“HDAC”).

As consideration for the Acquired Compounds, upon the closing of the transaction, the Company will issue to S*Bio, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof, 1,168,498 shares of the Company’s common stock, par value $0.00000002 per share (the “Common Stock”). The Company has also agreed to make certain milestone payments to S*Bio based on the achievement of certain clinical, regulatory and net sales-based milestones, as well as to make certain contingent earnout payments to S*Bio. Milestone payments will be made to S*Bio up to an aggregate amount of $75.2 million if certain U.S., E.U. and Japanese regulatory approvals are obtained or if certain net sales thresholds are met in North America, the E.U. and Japan. The Company may pay up to $500,000 of the first milestone payment in shares of Common Stock. S*Bio will be entitled to receive certain contingent earnout payments at a low, single digit rate based on certain worldwide net sales thresholds on a product-by-product and country-by-country basis.

The closing of the transactions contemplated by the Asset Purchase Agreement is subject to the receipt by S*Bio of its shareholders’ approval of such transactions, as well as other customary closing conditions. The Company expects the closing will occur on or about August 28, 2012.

The Parties each made customary representations, warranties and covenants in the Asset Purchase Agreement and the agreement includes customary indemnification provisions. S*Bio has also agreed, for a period commencing on the closing date and ending on the fourth anniversary of the closing date, not to manufacture, commercialize or otherwise exploit any small molecule compound the primary mechanism of action of which is selective and specific inhibition of HDAC.

In accordance with the terms of the Asset Purchase Agreement, at the closing the Company expects to enter into a registration rights agreement (the “Registration Rights Agreement”) with S*Bio pursuant to which the Company will agree to file, within thirty (30) days after the closing, a registration statement with the Securities and Exchange Commission for the purpose of registering the resale by S*Bio of the shares of Common Stock issuable pursuant to the Asset Purchase Agreement.

The foregoing description of the Asset Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, copies of which are attached as Exhibits 2.1 and 10.1 to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures set forth under Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On August 8, 2012, the Company issued a press release announcing its entry into the Asset Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of August 7, 2012, between the Company and S*Bio.

10.1	Form of Registration Rights Agreement between the Company and S*Bio.

99.1	Press release, dated August 8, 2012, relating to the Asset Purchase Agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: August 8, 2012